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                                                                      EXHIBIT 20

[LOGO]     SCB COMPUTER TECHNOLOGY, INC.
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Contacts:    T. Scott Cobb                    Michael J. Boling, CPA
             President and Chief              Executive Vice President and
             Executive Officer                Chief Financial Officer
             (901) 754-6577                   (901) 754-6577



                         NASDAQ LISTING COUNCIL REVERSES
                   DELISTING OF SCB COMPUTER TECHNOLOGY, INC.

MEMPHIS, Tenn. (November 29, 2000) - SCB Computer Technology, Inc. (OTCBB:SCBI) announced today that the Nasdaq Listing and Hearing Review Council has reversed the decision of the Nasdaq Listing Qualification Panel to delist SCB's common stock from the Nasdaq National Market. The Nasdaq Listing Council has remanded the matter to the Nasdaq staff to determine whether SCB's common stock may again be listed on the Nasdaq National Market.

       There have been several previous developments relating to SCB's listing on Nasdaq. On April 14, 2000, Nasdaq suspended the trading in SCB's common stock on the Nasdaq National Market following SCB's announcement of its intention to restate certain prior financial statements. On May 26, 2000, the Nasdaq staff notified SCB of its initial determination to delist SCB's common stock. On June 1, 2000, SCB requested that the Nasdaq Panel review the determination of the Nasdaq staff, which stayed the delisting pending a decision by the Nasdaq Panel. On August 17, 2000, the Nasdaq Panel issued its decision to delist SCB's common stock. The delisting was effective as of August 18, 2000. On August 30, 2000, SCB requested that the Nasdaq Listing Council review the decision of the Nasdaq Panel. Finally, on November 22, 2000, the Nasdaq Listing Council reversed the decision of the Nasdaq Panel and remanded the matter to the Nasdaq staff.

       In its decision, the Nasdaq Listing Council found that SCB has taken several meaningful steps to address the public interest concern cited by the Nasdaq staff and the Nasdaq Panel in their delisting decisions. The Nasdaq Listing Council noted, however, that SCB's common stock does not meet the minimum bid price of $1.00 per share required by Nasdaq. (Today the closing bid price of SCB's common stock, as quoted on the OTC Bulletin Board, was $0.38 per share.) The Nasdaq Listing Council granted SCB a 90-day period in which to achieve a minimum $1.00 bid price and to demonstrate its compliance with all other continued listing requirements of the Nasdaq National Market. The Nasdaq Listing Council instructed the Nasdaq staff to conduct a full initial inclusion review of SCB and to include SCB's common stock on the Nasdaq National Market if SCB is able to demonstrate compliance with all applicable listing requirements and if there are no adverse developments justifying the denial of listing.

       To facilitate compliance with Nasdaq's minimum bid price requirement, SCB intends to effect a reverse split of its common stock. The reverse stock split would result in a decrease in the number of outstanding shares of SCB's common stock. SCB believes that the reverse stock split also would likely result in the bid price of its common stock increasing above the minimum $1.00 bid price requirement imposed by Nasdaq. The reverse stock split would be accomplished through an amendment to the capital stock provisions of SCB's charter. To


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  3800 Forest Hill-Irene Road, Suite 100 - Memphis, TN 38125 - (901) 754-6577

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SCBI Delisting Reversed by Nasdaq
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November 29, 2000


become effective, the charter amendment must be recommended by SCB's board of directors and approved by its shareholders. SCB intends to proceed with the reverse stock split in the very near future.

       Certain statements contained in this press release and related statements by management of SCB may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the risks described in SCB's filings with the Securities and Exchange Commission. SCB undertakes no obligation to update this forward-looking information except as required by law.

       SCB Computer Technology, Inc., is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations.


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